UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 5, 2003

Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500
Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 93813

(Address of principal executive offices and zip code)

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

Registrant’s telephone number, including area code:

None

(Former name or former address, if changed since last report.)

Item 5. Other Events

Maalaea Units 12 and 13 notice and finding of violation

On September 5, 2003, Maui Electric Company, Limited (MECO), a subsidiary of HECO, received a Notice of Violation (NOV) issued by the Hawaii Department of Health (DOH) alleging opacity violations of the DOH’s Air Pollution Control rules for two generating units at MECO’s Maalaea Power Plant. Opacity measures the impedance of the passage of light through an exhaust plume and is expressed as a percentage (e.g., clear window glass has zero opacity, a brick wall has 100% opacity). The opacity incidents occurred during the period from February 1999 to June 2000. The unique nature of these generating units causes opacity incidents to occur during unit startup, shutdown and break-in after overhaul. MECO brought the issue to the DOH’s attention in 1998, initiated corrective actions on the two units in 1999, and is currently midway through implementing a compliance plan that was submitted to the DOH in February 2003. The corrective actions resulted in a 90% reduction in opacity incidents since the end of 2000. The remaining phases of the compliance plan are aimed at identifying feasible technological controls (i.e., additional corrective actions) to eliminate opacity incidents. If elimination of all opacity incidents proves to be technologically infeasible, MECO will consider seeking an amendment of the Hawaii opacity rule.

The NOV orders MECO to immediately take corrective action to prevent further opacity incidents and pay a penalty of $1,563,000 (which, if levied and paid, would not be tax deductible), unless the Company submits a written request for a hearing within 20 days of receiving the NOV. On September 11, 2003, MECO submitted a request for a hearing regarding the NOV to the DOH. The NOV does not include opacity incidents that have occurred at the Maalaea Power Plant since the end of June 2000. The DOH has not indicated if and how it intends to address these incidents, and therefore management cannot predict their impact, if any, at this time.

Competition

The electric utility industry in Hawaii has become increasingly competitive. Although several IPPs have established power purchase agreements with the electric utilities, competition in the generation sector in Hawaii has been moderated by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. Customer self-generation, with or without cogeneration, is a continuing competitive factor. Historically, HECO and its subsidiaries have been able to compete by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater. However, the number of customer self-generation projects that are being proposed or installed in Hawaii, particularly those involving combined heat and power (CHP) systems, is growing. CHP systems are a form of distributed generation (DG), and produce electricity and thermal energy from gas, propane or diesel-fired engines. In Hawaii, the thermal energy generally is used to heat water and, through an absorption chiller, drive an air conditioning system. The electric energy generated by these systems is usually lower in output than the customer’s load, which results in continued connection to the utility grid to make up the difference in electricity demand and to provide back up electricity.

The electric utilities have initiated several demonstration projects and other activities, including a small customer-owned CHP demonstration project on Maui, to provide on-going evaluation of DG. The electric utilities also have made a limited number of proposals to customers to install and operate utility-owned CHP systems at the customers’ sites. Any contracts resulting from the proposals would be subject to Public Utilities Commission (PUC) approval. The electric utilities are in the planning stage to expand their offering of CHP systems to their commercial customers as part of their regulated electric utility service. Incremental generation from such customer-sited CHP systems, and other DG, is expected to complement traditional central station power, as part of the electric utilities’ plans to serve their forecast load growth. The offering of CHP systems would be subject to PUC review and approval. To facilitate such an offering, the electric utilities signed a teaming agreement, in early 2003, with a manufacturer of packaged CHP systems, but the teaming agreement does not commit the electric utilities to make any CHP system purchases.

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The electric utilities have informed the PUC that they intend to file an application for approval of a CHP tariff, under which they would provide CHP services to eligible commercial customers. Under the tariff, the electric utilities would own, operate and maintain customer-sited, packaged CHP systems (and certain ancillary equipment used to convert waste heat to chilled or heated water) pursuant to a standard form of contract with the customer. Pending approval of a CHP tariff, the electric utilities plan to request approval for individual CHP projects.

In addition, three vendors of DG/CHP equipment and services proposed, in an informal complaint to the PUC, that the PUC open a proceeding to investigate the electric utilities’ provision of CHP services and the teaming agreement, and to issue rules or orders to govern the terms and conditions under which the electric utilities will be permitted to engage in utility-owned DG at individual customer sites. On August 5, 2003, the electric utilities submitted their response to the informal complaint, in which they outlined their plans for a CHP tariff, and responded to information requests from the PUC on the CHP demonstration project and teaming agreement. On September 4, 2003, the PUC indicated it intends to open a generic investigative docket in 2003 regarding DG, and will close the investigation regarding the informal complaint. The PUC indicated the objective of the investigative docket would include, among other things, the development of policies and a framework regarding the deployment of DG, such as interconnection standards, and proposed rules and regulations for participation in the DG market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ ERIC K. YEAMAN	/s/ RICHARD A. VON GNECHTEN
Eric K. Yeaman Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI)	Richard A. von Gnechten Financial Vice President (Principal Financial Officer of HECO)

Date: September 12, 2003	Date: September 12, 2003

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